EXHIBIT 10(a)69
                                SOUTHERN COMPANY
                            PERFORMANCE DIVIDEND PLAN

                              AMENDED AND RESTATED















                              TROUTMAN SANDERS LLP
                                NationsBank Plaza
                     600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                                 (404) 885-3000






                            Effective January 1, 1998



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                                SOUTHERN COMPANY
                            PERFORMANCE DIVIDEND PLAN

                                    Purposes

         The purposes of the Southern Company Performance Dividend Plan are to provide a financial incentive which will focus the efforts of certain key employees on areas which will have a direct and significant influence on corporate performance and to provide the potential for levels of compensation which will enhance the Employing Companies' abilities to attract, retain and motivate such key employees. In order to achieve these objectives, the Plan will be based upon corporate performance as measured by total shareholder return or such other performance measure which the Committee may determine under the terms of the Plan.

                                    ARTICLE I

                                   Definitions

         For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

         1.1 "Annual Dividend" shall mean the aggregate, annual dividend declared by Southern Company on Common Stock for the Plan Year in which an Award is made.

         1.2 "Award" shall mean the awards granted pursuant to Article IV hereof.

         1.3 "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

         1.4 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

         1.5 "Business Combination" shall mean a reorganization, merger or consolidation of Southern Company or sale or other disposition of all or substantially all of the assets of Southern Company.

         1.6 "Committee" shall mean the Compensation Committee of the Board of Directors of Southern Company.

         1.7 "Common Stock" shall mean the common stock of Southern Company.

         1.8 "Computation Period" shall mean a four-year period commencing the first day of January of each year, provided, however, that the Computation Period for the first three years beginning in the year of the effective date of the Plan shall be one year, two years and three years, respectively, beginning January 1, 1997.

         1.9 "Consummation" shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation's shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or agencies.

         1.10 "Control" shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation's Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity's voting equity interests.

         1.11 "Employing Company" shall mean Southern Company Services, Inc., or any other affiliate or subsidiary (direct or indirect) of Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

         1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.13 "Group" shall mean group within the meaning of Section 14(d) of the Exchange Act.

         1.14 "Incumbent Board" shall mean those individuals who constitute the Southern Board as of the Effective Date plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern Company's shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to the Effective Date whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.

         1.15 "Key Employee" shall mean any person who is or was employed by an Employing Company who has been granted Stock Options.

         1.16 "Participant" shall mean a Key Employee who satisfies the criteria set forth in Article III.

         1.17 "Payment Date" shall mean the date the check evidencing an Award is endorsed by an authorized person of an Employing Company.

         1.18 "Peer Group Common Stock" shall mean the common stock of the Peer Group Companies.

         1.19 "Peer Group Companies" shall mean those Companies designated by Goldman Sachs as the 80 Utility Peer Group Companies as published quarterly and as composed from time to time. In the event that Goldman Sachs no longer publishes the 80 Utility Peer Group Companies, the Committee shall choose such other and similar list of national peer group companies as published by a similarly nationally recognized firm.

         1.20 "Performance Based" shall mean compensation which qualifies as "performance based" within the meaning of Code Section 162(m)(4)(c) and the regulations thereunder.

         1.21 "Permanent Disability" shall mean such permanent disability as defined in The Southern Company Pension Plan.

         1.22 "Person" shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of Exchange Act.

         1.23 "Phantom Stock" shall mean phantom shares of Common Stock as defined by The Southern Company Deferred Compensation Plan.

         1.24 "Plan" shall mean the Southern Company Performance Dividend Plan.

         1.25 "Plan Termination" shall mean the termination of the Plan by Southern Company or an Employing Company following a Southern Change in Control unless an equitable arrangement (embodied in an ongoing substitute or replacement plan) has been made with respect to the Plan in connection with the Southern Change in Control. For purposes of this Plan, an ongoing substitute or alternative plan shall be considered an "equitable arrangement" if a nationally recognized compensation consulting firm chosen by the Committee opines in writing that the post-Southern Change in Control plan is an equitable substitute or replacement of the Plan, and that such substitute or alternative plan provides substantially similar target opportunities and a substantially similar level of performance difficulty.

         1.26     "Plan Year" shall mean the calendar year.

         1.27 "Retirement" shall mean the termination of employment with an Employing Company under the terms of The Southern Company Pension Plan or such other retirement or early retirement plan or arrangement which the Committee shall adopt and make available to a Participant.

         1.28 "Southern Board" shall mean the Board of Directors of The Southern Company.

         1.29     "Southern Change in Control" shall mean any of the following:

                  (i) The Consummation of an acquisition by any Person of Beneficial Ownership of 20% or more of Southern Company's Voting Securities; provided, however, that for purposes of this subsection
         (i), the following acquisitions of Southern's Voting Securities shall not constitute a Change in Control:

                           (A) any acquisition directly from Southern Company;

                           (B) any acquisition by Southern Company;

                           (C) any acquisition by any employee benefit plan (or
                  related trust) sponsored or maintained by Southern or any corporation controlled by Southern Company;

                           (D) any acquisition by a qualified pension plan or
                  publicly held mutual fund; (E) any acquisition by an Employee or Group composed exclusively of Employees; or

                           (F) any Business Combination which would not
                  otherwise constitute a change in control because of the application of clauses (A), (B) and (C) of Section 1.29(iii).

                  (ii) A change in the composition of the Southern Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board; or

                  (iii) Consummation of a Business Combination, unless, following such Business Combination, all of the following three conditions are met:

                           (A) all or substantially all of the individuals and
                  entities who held Beneficial Ownership, respectively, of Southern Company's Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such transaction holds Beneficial Ownership of all or substantially all of Southern Company's Voting Securities or all or substantially all of Southern Company's assets) (such surviving or resulting corporation to be referred to as "Surviving Company"), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Southern Company's Voting Securities;

                           (B) no Person (excluding any corporation resulting
                  from such Business Combination, qualified pension plan, publicly held mutual fund, Group composed exclusively of Employees or employee benefit plan (or related trust) of Southern Company, its subsidiaries or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

                           (C) at least a majority of the members of the board
                  of directors of Surviving Company were members of the Incumbent Board at the earlier of the date of execution of the initial agreement, or of the action of the Southern Board, providing for such Business Combination.

         1.30     "Southern Company" shall mean The Southern Company.

         1.31     "Subsidiary Change in Control"  shall mean the following:

                  (i) The Consummation of an acquisition by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of an Employing Company; provided, however, that for purposes of this Subsection 1.31, any acquisition by an Employee, or Group composed entirely of Employees, any qualified pension plan, publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by Southern Company or any corporation Controlled by Southern Company shall not constitute a Change in Control;

                  (ii) Consummation of a reorganization, merger or consolidation of an Employing Company (an "Employing Company Business Combination"), in each case, unless, following such Employing Company Business Combination, Southern Company Controls the corporation surviving or resulting from such Employing Company Business Combination; or

                  (iii) Consummation of the sale or other disposition of all or substantially all of the assets of an Employing Company to an entity which Southern Company does not Control.

         1.32     "Southern Termination" shall mean the following:

                  (a) The Consummation of a reorganization, merger or consolidation of Southern Company under circumstances where either (i) Southern Company is not the surviving corporation or (ii) Southern Company's Voting Securities are no longer publicly traded;

                  (b) The Consummation of a sale or other disposition of all or substantially all of Southern Company's assets; or

                  (c) The Consummation of an acquisition by any Person of Beneficial Ownership of all of Southern Company's Voting Securities such that Southern Company's Voting Securities are no longer publicly traded.

         1.33 "Subsidiary Employee" shall mean an Employee of an Employing Company which has undergone a Subsidiary Change in Control.

         1.34 "Stock Option" shall mean those options to acquire Common Stock awarded to Participants pursuant to the Southern Company Performance Stock Plan.

         1.35 "Termination for Cause" or "Cause" shall mean the termination of a Participant's employment by an Employing Company under any of the following circumstances:

                  (a) The Participant willfully neglects or refuses to discharge his or her duties to the Employing Company as an employee or refuses to comply with any lawful or reasonable instructions given to him or her by the Employing Company without reasonable excuse;

                  (b) The Participant is guilty of gross misconduct. For purposes of this Plan, the following acts shall constitute gross misconduct:

                           (i) any act involving fraud or dishonesty or breach
                  of appropriate regulations of competent authorities;

                           (ii) the carrying out of any activity or the making
                  of any statement which would prejudice and/or reduce the good name and standing of Southern Company or an Employing Company or would bring Southern Company or an Employing Company any into contempt, ridicule or would reasonably shock or offend any community in which Southern Company or an Employing Company is located;

                           (iii) attendance at work in a state of intoxication
                  or otherwise being found in possession at his or her workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                           (iv) assault or other act of violence against any
                  employee or other person during the course of the Participant's employment; and

                           (v) conviction of any felony or misdemeanor involving
                  moral turpitude.

         1.36 "Total Shareholder Return" or "TSR" shall mean the total amount an investor would receive by investing $100 per quarter in Common Stock or in Peer Group Common Stock, as the case may be, as determined by measuring the total dividends which would have been paid on such Common Stock or Peer Group Common Stock by reinvesting such dividends on a quarterly basis in additional shares of Common Stock or Peer Group Common Stock as the case may be and the total gain or loss on such Common Stock or Peer Group Common Stock as if such stock had been sold at the closing price on the last day of the respective Computation Period.

         1.37 "Voting Securities" shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation's directors.

         Where the context requires, words in the masculine gender shall include the feminine and neuter genders, words in the singular shall include the plural, and words in the plural shall include the singular.


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                                   ARTICLE II

                              Plan Administration.

         2.1 The Plan shall be administered by the Committee. The Committee is authorized to establish such rules and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make such determinations and to take such steps in connection with the Plan or the benefits provided hereunder as it deems necessary or advisable.

         2.2 Plan Interpretation. The Committee shall have the exclusive authority to interpret the Plan. The decision of the Committee with respect to any question arising as to the grant of an Award to a Participant in the Plan, the amount, term, form, and time of payment of Awards under the Plan, or any other matter concerning the Plan shall be final, conclusive, and binding on both Southern Company and the Participants.

                                   ARTICLE III

                                  Participants

         3.1 Participation in the Plan shall be limited to Key Employees of the Employing Companies, or in the case of death, their estates or beneficiaries, holding Stock Options as of the last day of any Computation Period.

         3.2 Any Participant who terminates his or her employment with an Employing Company and who is not immediately re-employed with an affiliate of an Employing Company prior to the Payment Date of any Award due under this Plan for reasons other than death, Permanent Disability, or Retirement shall forfeit any Award due under this Plan. If a Participant terminates his or her employment by reason of death, Permanent Disability or Retirement, such Participant or his or her estate or representative shall continue to be eligible to receive Awards with respect to any Stock Options which remain outstanding in accordance with their terms.

         3.3 Notwithstanding any other provision of this Plan, no Participant whose employment is terminated by an Employing Company for Cause shall be eligible to receive an Award under this Plan.

         3.4 Notwithstanding any other provision of this Plan, the maximum Award for any Plan Year payable to any Participant with respect to Stock Options awarded during such Plan Year shall be six million dollars ($6,000,000).

         3.5 In the case of an individual who becomes a Participant subsequent to January 1, 1997, such Participant shall participate in each Computation Period which ends not less than two (2) years after becoming a Participant. A new four-year measuring period shall begin each year in order to recognize the need to link objectives over longer periods of time, to recognize changes in the operating environment, and to encourage Participants to make long-term decisions.

                                   ARTICLE IV

                           Performance Dividend Award

         4.1 Each Participant shall receive an Award on the last day of each Computation Period which shall be based upon the number of vested and unvested, outstanding Stock Options held by the Participant on the last day of such Computation Period multiplied by the Annual Dividend multiplied by the Payout Percentage determined in accordance with the following schedule:

Percentile of Southern TSR                                     Payout Percentage
  Versus Peer Group TSR
      90th and above                                                 100%
           70th                                                       75%
           50th                                                       50%
           30th                                                       25%
        Below 30th                                                    0%

The Payout Percentage for performance levels falling between the percentiles listed above shall be interpolated on a straight line basis for any given Plan Year. The Committee may increase the Payout Percentage by up to a factor of two
(2) with respect to such Participants and under such circumstances as the Committee in its discretion shall deem appropriate.

         4.2 The Payout Percentage set forth herein shall be based on Southern Company's Total Shareholder Return during a Computation Period as compared to the Total Shareholder Return ranking of the Peer Group Companies for such Computation Period. The Total Shareholder Return of the Peer Group Companies shall be determined annually by an independent certified public accountant and shall be properly adjusted and annualized by such accountant so that the Peer Group Companies' Total Shareholder Return may be accurately compared to that of Southern Company.

         4.3 Notwithstanding the above provisions, an Award shall not be granted for any Computation Period ending with the Plan Year in which the current earnings of Southern Company are less than the amount necessary to fund dividends on its Common Stock at the rate such dividends were paid for the immediately preceding Plan Year.

         4.4 Awards shall be paid in cash on or before the 15th day of the third month following the last day of the Computation Period or, with respect to those Participants who are otherwise eligible to participate in the Southern Company Deferred Compensation Plan, may be deferred by exercising an option to do so no later than 12 months before any amount would otherwise be distributed pursuant to this Section 4.4. If an election is made to defer the receipt of the amount of any Award, such amount shall be deemed to be invested in Phantom Stock. Dividend equivalents earned on such Phantom Stock shall be automatically invested in additional shares of Phantom Stock.

                                    ARTICLE V

                   Change in Control and Southern Termination

         5.1 Southern Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Plan Termination within two (2) years following a Southern Change in Control, each Participant who is an employee of his Employing Company on the date of such Plan Termination shall be entitled to receive within thirty (30) days of the Plan Termination, cash for each Award held as of such date, based on actual performance under Section 4.1 hereof determined as of the date of the Plan Termination, and the Annual Dividend declared prior to the date of the Plan Termination.

         5.2 Subsidiary Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Subsidiary Change in Control, each Subsidiary Employee on the date of such Change in Control whose employment is not transferred upon such Subsidiary Change in Control to another Employing Company shall be entitled to receive within thirty (30) days of the Subsidiary Change in Control, cash for each Award held as of such date, based on actual performance under Section 4.1 hereof determined as of the date on which the Subsidiary Change in Control shall have occurred, and the Annual Dividend declared prior to the date of the Subsidiary Change in Control.

         5.3 Southern Termination. Notwithstanding any other provision of this Plan to the contrary, in the event of a Southern Termination, each Participant who is an employee of his Employing Company on the date of such Southern Termination shall be entitled to receive within thirty (30) days of the Southern Termination, cash for each Award held as of such date, based on actual performance under Section 4.1 hereof determined as of the date on which the Southern Termination shall have occurred, and the Annual Dividend declared prior to the date of the Southern Termination.

                                   ARTICLE VI

                            Miscellaneous Provisions

         6.1 Neither the Participant, his or her beneficiary, nor his or her personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under this Plan shall be void and have no effect.

         6.2 An Employing Company shall neither reserve nor otherwise set aside funds for the payments of any Awards under this Plan.

         6.3 Except for the provisions of Article V, which may not be amended, modified or terminated following a Southern Change in Control, a Subsidiary Change in Control or a Southern Termination, the Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to payments which have accrued under the Plan prior to such amendment, modification, or termination.

         6.4 It is expressly understood and agreed that Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he or she may be eligible, whether funded or unfunded, by reason of his or her employment with an Employing Company.

         6.5 There shall be deducted from the payment of each Award under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by an Employing Company to such governmental authority for the account of the person entitled to such distribution.

         6.6 Any Awards paid to a Participant while employed by an Employing Company shall not be considered in the calculation of the Participant's benefits under any other employee welfare or pension benefit plan maintained by an Employing Company, unless otherwise specifically provided therein.

         6.7 This Plan, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.

         6.8 Pooling Accounting. Notwithstanding anything to the contrary herein, if, but for any provision of this Plan, a Change in Control transaction would otherwise be accounted for as a pooling-of-interests under APB No.16 ("Pooling Accounting") (after giving effect to any and all other facts and circumstances affecting whether such Change in Control transaction would use Pooling Accounting), such provision or provisions of this Plan which would otherwise cause the Change in Control transaction to be ineligible for Pooling Accounting shall automatically be void and ineffective in such a manner and to the extent that by eliminating such provision or provisions of this Plan, Pooling Accounting would be required for such Change in Control transaction and Pooling Accounting is in fact used for such Change in Control transaction.



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         IN WITNESS WHEREOF, Southern Company Services, Inc., through its duly authorized officers, hereby adopts the Southern Company Performance Dividend Plan this ____ day of _____________, 1999, to be effective ______________, 1998.


                         SOUTHERN COMPANY SERVICES, INC.


                         By:
                              Christopher C. Womack
                        Senior Vice President, Human Resources

Attest:

By:
     Tommy Chisholm
     Secretary

                                                              [CORPORATE SEAL]